Exhibit 16.1

July 12, 2023

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read the statements under Item 4.01 of the Current Report on Form 8-K of Coyni, Inc. (formerly known as Logicquest Technology, Inc.) to be filed with the Securities and Exchange Commission on or about July 12, 2023. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

MaloneBailey, LLP

www.malonebailey.com

Houston, Texas